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                                                                    EXHIBIT 23.1


                        Consent of Independent Auditors


We consent to the reference to our Firm under the captions "Experts," "Selected Consolidated Financial Data," and "Summary Consolidated Financial Data" in the Registration Statement (Form S-4) and related Prospectus of Furon Company for the registration of 8-1/8% Senior Subordinated Notes due 2008 and to the incorporation by reference therein of our report dated March 16, 1998, with respect to the consolidated financial statements and schedule of Furon Company included in its Annual Report (Form 10-K) for the year ended January 31, 1998, filed with the Securities and Exchange Commission.


                                                  /s/ ERNST & YOUNG LLP

Orange County, California
June 1, 1998